EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

SUBSIDIARY	JURISDICTION OF INCORPORATION

Atotech Manufacturing, Inc.	Delaware
Beijing Newport Spectra-Physics Technologies Co., Ltd.	China
Electro Scientific Industries Europe Ltd	United Kingdom
Electro Scientific Industries GmbH	Germany
Electro Scientific Industries Singapore Pte. Ltd.	Singapore
Electro Scientific Industries, Inc.	Oregon
ESI China, Inc.	Oregon
ESI Electronic Equipment (Shanghai) Co., Ltd.	China
ESI International Corporation	Oregon
ESI Japan, K.K.	Japan
ESI Korea, Inc.	Korea
ESI Vietnam Company Limited	Vietnam
High Q Laser GmbH	Austria
Micro-Controle Spectra-Physics S.A.S.	France
Micronor LLC	Delaware
MKS Denmark ApS	Denmark
MKS German Holding GmbH	Germany
MKS Instruments (China) Company Ltd.	China
MKS Instruments (Hong Kong) Limited	Hong Kong
MKS Instruments (Singapore) Pte. Ltd.	Singapore
MKS Instruments Deutschland GmbH	Germany
MKS Instruments ESI Switzerland GmbH	Switzerland
MKS Instruments Holdings Ltd	United Kingdom
MKS Instruments Israel Ltd.	Israel
MKS Instruments Italy S.r.l.	Italy
MKS Instruments Mexico S. de R.L. de C.V.	Mexico
MKS Instruments UK Limited	United Kingdom
MKS Japan, Inc.	Japan
MKS Korea Ltd.	Korea
MKS Spectra Holdings Limited	United Kingdom
MKS Taiwan Technology Limited	Taiwan
Newport Corporation	Nevada
Newport Instruments Canada Corporation	Canada
Newport Laser Holding GmbH	Austria
Newport Ophir Holdings Ltd.	Israel
Newport Opto-Electronics Technologies (Singapore) Pte. Ltd.	Singapore
Newport Opto-Electronics Technologies (Wuxi) Company Limited	China
Newport Spectra-Physics B.V.	Netherlands
Newport Spectra-Physics GmbH	Germany
Newport Spectra-Physics Limited	United Kingdom
Ophir Japan Ltd.	Japan
Ophir Optics S.R.L.	Romania
Ophir Optronics Ltd.	Israel
Ophir Optronics Solutions Ltd.	Israel
Ophir Spiricon Europe GmbH	Germany
Ophir-Spiricon, LLC	Utah
Photon Control (USA) Inc.	Delaware
Photon Control Inc.	Canada
Spectra-Physics, K.K.	Japan
V-Gen Ltd.	Israel